Exhibit 10.3

AMENDMENT TO
TAPIMMUNE INC.
2014 OMNIBUS STOCK OWNERSHIP PLAN

           Pursuant to the authority reserved to the Board of Directors in Section 24 of the TapImmune Inc. 2014 Omnibus Stock Ownership Plan (the “Plan”), the Company hereby amends the terms of the Plan in the following manner, effective as of November 6, 2015, in order to increase the number of shares of common stock the Company is authorized to issue pursuant to the Plan and to make certain other changes approved by the Board.

1.           Section 3 of the Plan (“Scope of this Plan”) is amended to revise the first sentence of Subsection 3(a) to read as follows:

“As of March 18, 2014, no shares were available for future grant under Prior Plans. As of the date this Plan became effective, 2 million shares, and any shares which may be returned to the Prior Plans as described in (d) below, became available for future grants under this Plan.  An additional 5 million shares shall be reserved for future grants under this Plan, bringing the total number of shares of Stock which may be delivered to Grantees pursuant to this Plan up to a total of seven million shares, plus any shares which may be returned to the Prior Plans as described in (d) below, subject to the other provisions of this Section 3 and to adjustment as provided in Section 22.

2.           Subsection 1(v) of the Plan (defining the term “Minimum Vesting Requirement”) is amended to read as follows:

    “(v)    “Minimum Vesting Requirement” means that the Awards subject to the Minimum Vesting Requirement shall not become nonforfeitable prior to the six month anniversary of the Grant Date or such other vesting date as the Committee may, in its discretion, expressly designate for an Award, subject to Sections 12, 13, and 21.”

3.           Section 6 of the Plan (“Conditions to Grants”) is amended to revise Subsection 6(c) to read as follows:

    “The Committee may, in its discretion, grant shares of Stock to any Employee or Consultant eligible under Section 5 to receive Awards.”

4.           Section 6 is further amended to revise the fifth sentence of Subsection 6(f) to read as follows:

“If the value of such an Award is based on the full value of a share of Stock, and the Award is a Service-Vesting Award, then unless the Committee, in its discretion, expressly determines otherwise, the Award shall be subject to the Minimum Vesting Requirement.”

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to sign this Amendment to the TapImmune Inc. 2014 Omnibus Stock Ownership Plan on its behalf this 6th day of November, 2015.

TAPIMMUNE, INC.

/s/ Glynn Wilson
Glynn Wilson, President & CEO